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                                                                     Exhibit 2.6

                                 July 24, 1996


FEDERAL EXPRESS and FACSIMILE [(770) 569-4938, and (800) 413-7789]
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AmHealth, Inc.
3000 Old Alabama Road
Suite 119-250
Alpharetta, Georgia

Dear Sirs:

     Reference is made to the Asset Purchase Agreement dated May 10, 1996 (the ("Agreement") by and among CORE, INC. ("CORE"), AmHealth Clinics Corp. ("Purchaser"), and AmHealth, Inc. ("Seller").

     CORE, INC. hereby terminates the Agreement pursuant to the provisions of
Section 10.1(f), 6.2, 10.1(b)(i), 10.1(b)(ii), and 10.1(g) of the Agreement.

     CORE has been advised by the underwriters of its proposed underwritten public offering of CORE's common stock (the "Underwritten Public Offering") that the price per share of CORE's common stock in the Underwritten Public Offering would be less than $8.50 per share.

     Such underwriters have also advised CORE that, without fault of CORE and despite CORE's best efforts, a closing of an Underwritten Public Offering could not occur by August 1, 1996. Consequently, without fault of CORE, a Closing under the Agreement cannot become effective by August 1, 1996. Therefore, CORE also terminates the Agreement pursuant to Section 10.1(d) of the Agreement.

     CORE asserts that, without limitation, the representations or warranties of Seller contained in the following sections of the Agreement were untrue or incorrect in material respects when made: Sections 2.17, 2.18, 2.21, 2.27, 2.29, and 2.31.

     CORE further asserts that, without limitation, Seller is in material breach of its covenants, agreements or obligations contained in the following sections of the Agreement: Sections 2.21, 5.1, 5.3, 5.8, 5.12, 5.14, and 5.20.
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     Without limitation, the conditions to the obligations of CORE and Purchaser as set forth in the following sections of the Agreement will not be satisfied:
Sections 9.1, 9.2, 9.6, 9.7, 9.8, 9.9, 9.14, and 9.18.

     CORE and Purchaser reserve all of their rights under the Agreement, including, without limitation, those set forth in Section 10.2 of the Agreement and payment in full of the outstanding promissory notes in the aggregate principal amount of $1,000,000 payable by AmHealth, Inc. to CORE, INC.


                                        Very truly yours,

                                        CORE, INC.

                                        by /s/ George C. Carpenter IV
                                           -------------------------
                                           George C. Carpenter IV
                                           Chairman and Chief Executive Officer

                                           AmHealth Clinics Corp.

                                        by  /s/ George C. Carpenter IV
                                            -------------------------
                                            George C. Carpenter IV
                                            Chairman and Chief Executive Officer



cc:  Small, White & Marani
     Attn: Gus Small, Esq.
     FACSIMILE: (404) 231-4192